AMENDMENT TO THE

CUSTODY AGREEMENT

THIS AMENDMENT dated as of the last date written on the signature block to the Custody Agreement dated as of August 1, 2011, as amended (the “Custody Agreement”), is entered into by and between CITY NATIONAL ROCHDALE FUNDS, a Delaware trust (the "Trust") and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the list of series of the Trust subject to the Custody Agreement to add the City National Rochdale Short Term Emerging Markets Debt Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by written agreement of the parties;

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C is superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

CITY NATIONAL ROCHDALE FUNDS		U.S. BANK, N.A.

By:	/s/ Anthony Sozio	By:	/s/ Anita Zagrodnik

Name:	Anthony Sozio	Name:	Anita Zagrodnik

Title:	Vice-President	Title:	Senior VP

Date:	1/15/19	Date:	1/16/19

Amended Exhibit C to the Custody Agreement

Fund Names

Separate Series of City National Rochdale Funds

City National Rochdale High Yield Bond Fund

City National Rochdale Government Money Market Fund

City National Rochdale California Tax Exempt Bond Fund

City National Rochdale Corporate Bond Fund

City National Rochdale Government Bond Fund

City National Rochdale U.S. Core Equity Fund

City National Rochdale Dividend & Income Fund

City National Rochdale Fixed Income Opportunities Fund

City National Rochdale Intermediate Fixed Income Fund

City National Rochdale Municipal High Income Fund

City National Rochdale Short Term Emerging Markets Debt Fund